PREMIER ANNOUNCES 50-FOR-1 FORWARD STOCK SPLIT

Frederick, Maryland -- March 31, 2003 -- Premier Development & Investment, Inc. (OTCBB: PDVN) announces that its Board of Directors approved a 50-for-1 forward stock split. The stock split is payable on April 10, 2003 to shareholders of record as of April 9, 2003. Shareholders of record do not need to take any action to participate in this forward stock split. Upon completion of the stock split, Premier will have 83,750,000 shares of common stock issued and outstanding.

"We believe that this forward stock split will serve to increase our stock's liquidity and broaden its marketability while enabling us to successfully complete pending business opportunities. At the same time it allows us to reward our shareholders for their loyalty and support," said Eric R. Boyer, Premier's President and CEO.

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planed capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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